CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-175096 on Form N-2 of our report dated August 15, 2012, relating to the financial statements and financial highlights of Eaton Vance Senior Income Trust, appearing in the Annual Report on Form N-CSR of Eaton Vance Senior Income Trust, for the year ended June 30, 2012, and to the references to us under the headings “Financial Highlights” and  “Independent Registered Public Accounting Firm” in the Prospectus dated November 9, 2012, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information dated November 9, 2012, which are incorporated by reference in and are part of such registration statement.

/s/Deloitte & Touche LLP

Boston, Massachusetts
November 9, 2012